Exhibit 99.1

Summary of Compensation Changes

Mr. Friel

Effective as of January 1, 2006, Mr. Friel’s annual base salary will increase to $490,000.

Mr. Capello

Effective as of January 1, 2006, Mr. Capello’s annual base salary will increase to $380,000. In addition, his target for PerkinElmer’s Performance Incentive Plan will increase to 70% and his target for PerkinElmer’s Long-Term Incentive Plan will increase to 300%.